Exhibit 99.2



                             SEL-LEB MARKETING, INC

   SEL-LEB MARKETING, INC. ANNOUNCES ACTIONS TAKEN IN RESPONSE TO NOTICE FROM
                      NASDAQ CONCERNING POSSIBLE DELISTING


PATERSON, NJ (APRIL 25, 2003)...SEL-LEB MARKETING, INC. (NASDAQ: SELBE) announced today that in response to the NASDAQ Staff Determination letter received by the Company, which was described in our press release of April 21, 2003, the Company has submitted a request for an oral hearing before the NASDAQ Listing Qualifications Panel to review the NASDAQ determination to possibly delist the Company's securities as a result of the Company's delinquent Form 10-KSB.

The Company also announced that on April 23, 2003 it paid the $7,500 balance due on its annual NASDAQ fee which was requested by NASDAQ.

The filing of a hearing request will stay the delisting of the Company's securities, pending the Panel's decision. There can be no assurance that the Panel will grant the Company's request for continued listing.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the company to maintain its financing arrangements (or obtain satisfactory alternative financing) on favorable terms, or at all, the ability of the company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the company, the ability of the company to continue to develop its "celebrity" product business, the ability of the company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the company to adequately source products that it sells to its customers and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact: Hal Markowitz, Chairman of the Board of Sel-Leb Marketing, Inc., (973) 225-9880.